Filed Pursuant to Rule 424(b)(2)

Registration No. 333-202916

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee (1)(2)(3)
Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A	4,600,000	$25.00	$115,000,000	$13,363.00

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.
(2)	Paid herewith.
(3)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Valley National Bancorp’s Registration Statement on Form S-3ASR (No. 333-202916).

PROSPECTUS SUPPLEMENT

(To Prospectus dated March 20, 2015)

VALLEY NATIONAL BANCORP

4,600,000 Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A

Valley National Bancorp is offering to sell 4,600,000 shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value per share, with a liquidation preference of $25 per share (the “Series A Preferred Shares”).

Dividends on the Series A Preferred Shares will be payable in arrears when, as and if declared by our board of directors or a duly authorized committee of the board, (i) from and including the original issuance date to, but excluding June 30, 2025, at a rate per annum equal to 6.25%, on March 30, June 30, September 30 and December 30 of each year, commencing on September 30, 2015 and ending on June 30, 2025, and (ii) from and including June 30, 2025, at an annual floating rate equal to three-month LIBOR plus a spread of 3.85%, on March 30, June 30, September 30 and December 30 of each year, commencing on September 30, 2025, except in each case where such day is not a business day as described under “Description of Series A Preferred Shares—Dividends” on page S-18.

Dividends on the Series A Preferred Shares will be non-cumulative. If for any reason our board of directors or a duly authorized committee of the board does not declare a dividend on the Series A Preferred Shares for any dividend period, such dividend will not accrue or be payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Series A Preferred Shares are declared for any future dividend period. Dividends on the Series A Preferred Shares will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

The Series A Preferred Shares may be redeemed in whole or in part, from time to time, on any dividend payment date on or after June 30, 2025, or in whole, but not in part, at any time within 90 days following a “regulatory capital treatment event” (as defined herein), in each case at a redemption price of $25 per share plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date. The Series A Preferred Shares will not have the right to require redemption or repurchase of the Series A Preferred Shares and will not have any voting rights, except as set forth under “Description of Series A Preferred Shares—Voting Rights” on page S-23.

Valley National Bancorp intends to list the Series A Preferred Shares on the New York Stock Exchange under the symbol “VLYPRA”. If the application is approved, we expect trading of the Series A Preferred Shares to begin within the 30-day period after the initial delivery of the Series A Preferred Shares.

	Per share	Total
Public offering price(1)	$25.0000	$115,000,000
Underwriting discounts and commissions(2)	$0.6213	$2,857,750
Proceeds, before expenses, to us	$24.3787	$112,142,250

(1)	Plus accrued dividends, if any, on the Series A Preferred Shares from June 19, 2015 to the date of delivery.
(2)

Reflects 1,422,800 Series A Preferred Shares sold to institutional investors, for which the underwriters received an underwriting discount of $0.25 per share, and 3,177,200 Series A Preferred Shares sold to retail investors, for which the underwriters received an underwriting discount of $0.7875 per share. Based on the weighted blended discount rate of .6213, the total underwriting discounts and commissions is $2,857,980.

The underwriters expect to deliver the Series A Preferred Shares in book-entry form only through the facilities of The Depository Trust Company (“DTC”) on or about
June 19, 2015.

Investing in the Series A Preferred Shares involves certain risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and “Item 1A – Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2014 for a discussion of certain risks that you should consider before investing in the Series A Preferred Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Series A Preferred Shares are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other government agency.

Concurrently with this offering, and pursuant to a separate prospectus supplement and accompanying prospectus, we are offering $100,000,000 in aggregate principal amount of our 4.55% Subordinated Debentures due June 30, 2025 (“2025 Notes”).

The closing of this offering is not conditioned upon the closing of the concurrent underwritten offering of 2025 Notes, and the closing of the concurrent underwritten offering of 2025 Notes is not conditioned upon the closing of this offering.

Joint Book-Running Managers

SANDLER O’NEILL + PARTNERS, L.P.	KEEFE, BRUYETTE & WOODS	RBC CAPITAL MARKETS
A STIFEL COMPANY

Prospectus Supplement dated June 16, 2015.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it.

We are not making an offer of the Series A Preferred Shares covered by this prospectus supplement in any jurisdiction where the offer is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus prepared by us is accurate as of any date other than the respective dates thereof.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

References in this prospectus supplement and the accompanying prospectus to “Valley,” “we,” “us” and “our” are to Valley National Bancorp.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. The information contained in this prospectus supplement is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or of any sale of the securities offered pursuant to this prospectus supplement.

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which describes more general information about us, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described below under the heading “Where You Can Find More Information”. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

We are offering to sell, and seeking offers to buy, the Series A Preferred Shares only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the Series A Preferred Shares in certain jurisdictions may be restricted by law. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any Series A Preferred Shares offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of these documents.

To the extent the information set forth in this prospectus supplement differs from the information set forth in the accompanying prospectus or any document incorporated by reference filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov and on our website at www.valleynationalbank.com. Except as specifically incorporated by reference in this prospectus supplement, information on those websites is not part of this prospectus supplement. You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at
1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this prospectus supplement and earlier information incorporated by reference.

In the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents that we have filed with the SEC:

•

Annual Report on Form 10-K (as amended on Form 10-K/A) for the year ended December 31, 2014 (including portions of our Proxy Statement for our 2015 Annual Meeting of Shareholders filed on March 12, 2015 with the SEC to the extent specifically incorporated by reference in such Form 10-K);

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015;

•

Current Reports on Form 8-K filed on the following dates: April 21, 2015 (as amended on April 22, 2015), May 1, 2015, May 27, 2015, June 1, 2015 and June 16, 2015 (unless stated otherwise in the applicable report, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated herein by reference);

•	The description of our common stock which is contained in our Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement (other than, in each case, documents or information deemed to have been furnished, and not filed in accordance with the SEC rules) until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus supplement and accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement is accurate as of the date of this prospectus supplement only. Our business, financial condition and results of operation may have changed since that date.

S-iii

To receive a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Attention: Dianne M. Grenz

Telephone: (973) 305-8800

S-iv

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains and incorporates by reference certain forward-looking statements regarding our financial condition, results of operations and business. These statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations.

You may identify these statements by looking for:

•	forward-looking terminology, like “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” or “anticipate;”

•	expressions of confidence like “strong” or “on-going;” or

•	similar statements or variations of those terms.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward-looking statements contemplate because of, among others, the following possibilities:

•

failure to obtain shareholder or regulatory approval for our merger with CNLBancshares, Inc. (“CNL”) or to satisfy other conditions to the merger (the “Merger”) on the proposed terms and within the proposed timeframe including, without limitation, delays in closing the Merger;

•	adverse reaction to the Merger by CNL’s customers or employees;

•	the diversion of management’s time on issues relating to the Merger;

•	the inability to realize expected cost savings and synergies from the Merger in the amounts or in the timeframe anticipated;

•	changes in the estimate of non-recurring charges;

•	costs or difficulties relating to integration matters might be greater than expected;

•	material adverse changes in our operations or earnings;

•	a severe decline in the general economic conditions of New Jersey, the New York Metropolitan area or Florida;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	less than expected cost savings from long-term borrowings that mature from 2015 to 2018;

•	government intervention in the U.S. financial system and the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•	claims and litigation pertaining to fiduciary responsibility, contractual issues, environmental laws and other matters;

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors;

•	unanticipated credit deterioration in our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

S-v

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	the inability to realize expected revenue synergies from the 1st United Bancorp, Inc. (“1st United”) merger in the amounts or in the timeframe anticipated;

•	inability to retain customers and employees, including those of 1st United;

•	lower than expected cash flows from purchased credit-impaired loans;

•

cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems;

•	future goodwill impairment due to changes in our business, changes in market conditions, or other factors; and

•	other unexpected material adverse changes in our operations or earnings.

We assume no obligation for updating our forward-looking statements at any time. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” above and “Risk Factors” below.

S-vi

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein, including our financial statements and the notes to those financial statements contained in such documents, before making an investment decision.

Valley National Bancorp

Valley National Bancorp, headquartered in Wayne, New Jersey, is a New Jersey corporation organized in 1983 and is registered as a bank holding company with the Board of Governors of the Federal Reserve System under the Bank Holding Company Act of 1956, as amended (the “Holding Company Act”). In addition to its principal subsidiary, Valley National Bank, Valley owns all of the voting and common shares of GCB Capital Trust III and State Bancorp Capital Trusts I and II through which trust preferred securities were issued.

As of March 31, 2015, we had:

•	consolidated total assets of $19.0 billion;

•	total net loans of $13.6 billion;

•	total deposits of $14.2 billion; and

•	total shareholders’ equity of $1.9 billion.

Valley National Bank (referred to as the “Bank”) is a national banking association chartered in 1927 under the laws of the United States. Currently, the Bank has 224 branches serving northern and central New Jersey, the New York City boroughs of Manhattan, Brooklyn, Queens and Long Island, and southeast and central Florida. The Bank provides a full range of commercial, retail, insurance and wealth management financial services products. The Bank provides a variety of banking services including automated teller machines, telephone and internet banking, remote deposit capture, overdraft facilities, drive-in and night deposit services, and safe deposit facilities. The Bank also provides certain international banking services to customers including standby letters of credit, documentary letters of credit and related products, and certain ancillary services such as foreign exchange, documentary collections, foreign wire transfers and the maintenance of foreign bank accounts.

The Bank’s wholly owned subsidiaries are all included in our consolidated financial statements. These subsidiaries include:

•	an all-line insurance agency offering property and casualty, life and health insurance;

•	asset management advisers which are Securities and Exchange Commission (“SEC”) registered investment advisers;

•	title insurance agencies in New Jersey, New York and Florida;

•	subsidiaries which hold, maintain and manage investment assets for the Bank;

•	a subsidiary which owns and services auto loans;

•	a subsidiary which specializes in health care equipment and other commercial equipment leases;

•	a subsidiary which owns and services existing general aviation aircraft loans and existing commercial equipment leases; and

•	a subsidiary which owns and services New York commercial loans and specializes in asset-based lending.

The Bank’s subsidiaries also include real estate investment trust subsidiaries (the “REIT subsidiaries”) which own real estate related investments including some of the real estate utilized by the Bank and related real estate investments. Except for Valley’s REIT subsidiaries, all subsidiaries mentioned above are directly or indirectly wholly owned by the Bank. Because each REIT must have 100 or more shareholders to qualify as a REIT, each REIT has issued less than 20% of its outstanding non-voting preferred stock to individuals, most of whom are current and former (non-executive officer) Bank employees. The Bank owns the remaining preferred stock and all the common stock of the REITs.

Recent Acquisitions

We have grown significantly in the past five years primarily through bank acquisitions, including the recent transactions discussed further below, as well as some modest de novo branch expansion mostly in targeted areas in Brooklyn and Queens, New York.

CNLBanshares, Inc. On May 26, 2015, Valley entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CNL, providing for the merger of CNL with and into Valley, with Valley as the surviving entity. Immediately following the Merger, CNLBank, a Florida state-chartered commercial bank and wholly owned subsidiary of CNL (“CNLBank”), will merge with and into the Bank with the Bank surviving the merger. Subject to the terms and conditions of the Merger Agreement, common shareholders of CNL will receive 0.75 of a share of Valley common stock for each CNL share they own, subject to adjustment in the event Valley’s average stock price falls below $8.80 or rises above $10.13 prior to closing. Each outstanding share of Valley common stock will remain outstanding and be unaffected by the Merger.

CNL and CNLBank, headquartered in Orlando, Florida, have approximately $1.4 billion in assets, $833 million in loans and $1.1 billion in deposits and maintain a branch network of 16 offices. The acquisition of CNL supports the continued execution of Valley’s Florida growth strategy, expanding the franchise into two new markets and strengthening two of Valley’s legacy Florida markets.

Completion of the Merger is subject to customary closing conditions, including receipt of the requisite approval of the Merger and Merger Agreement by shareholders of CNL, and receipt of regulatory approvals.

1st United Bancorp, Inc. On November 1, 2014, Valley acquired 1st United Bancorp, Inc. (“1st United”) and its wholly owned subsidiary, 1st United Bank, a commercial bank with approximately $1.7 billion in assets, $1.2 billion in loans, and $1.4 billion in deposits, after purchase accounting adjustments. The 1st United acquisition brought to Valley a 20 branch network covering some of the most attractive urban banking markets in Florida, including locations throughout southeast Florida, the Treasure Coast, central Florida and central Gulf Coast regions. The common shareholders of 1st United received 0.89 of a share of Valley common stock for each 1st United share they owned prior to the merger. The total consideration for the acquisition was approximately $300 million, consisting of 30.7 million shares of Valley common stock and $8.9 million of cash consideration paid to 1st United stock option holders. In conjunction with the merger, Valley shareholders approved an amendment of Valley’s certificate of incorporation to increase its authorized common shares by 100 million shares during the third quarter of 2014. For further details, see Note 2 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement. See further details regarding the acquisition of 1st United in Note 2 to the consolidated financial statements.

In connection with the 1st United acquisition, we acquired loans and other real estate owned subject to FDIC loss-share agreements (referred to as “covered loans” and “covered OREO”, together “covered assets”). The FDIC loss-share agreements relate to three previous FDIC-assisted acquisitions completed by 1st United from 2009 to 2011. The Bank will share losses on covered assets in accordance with provisions of each loss-share agreement. The commercial and single-family (residential) loan loss-sharing agreements with the FDIC expire between December of 2015 and October of 2021. For further details, see Notes 2 and 5 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement.

State Bancorp, Inc. On January 1, 2012, Valley acquired State Bancorp, Inc. (State Bancorp), the holding company for State Bank of Long Island, a commercial bank with approximately $1.7 billion in assets, $1.1 billion in loans, and $1.4 billion in deposits and 16 branches in Nassau, Suffolk, Queens, and Manhattan at December 31, 2011. Of the acquired branch offices, 14 remain within our 43 branch network in New York and are located in Long Island and Queens. The State Bancorp locations complement Valley’s other New York City locations, including five branches in Queens, and provide a foundation for our efforts in these attractive markets. The common shareholders of State Bancorp received a fixed one-for-one exchange ratio of Valley National Bancorp common stock. The total consideration for the all stock acquisition equaled $208 million.

Additionally, a warrant issued by State Bancorp (in connection with its previously redeemed preferred stock issuance) to the U.S. Treasury in December 2008 was assumed by Valley as of the acquisition date. The ten-year warrant to purchase up to 489 thousand of Valley common shares has an exercise price of $11.30 per share, and is exercisable on a net exercise basis. The warrant was sold by the U.S. Treasury at private auction in May 2015.

FDIC-Assisted Transactions. In March 2010, the Bank acquired $688.1 million in certain assets, including loans totaling $412.3 million (primarily commercial and commercial real estate loans), and assumed all of the deposits totaling $654.2 million, excluding certain brokered deposits and borrowings, of The Park Avenue Bank and LibertyPointe Bank, both New York State chartered banks, from the Federal Deposit Insurance Corporation (FDIC). The deposits from both FDIC-assisted transactions were acquired at a 0.15% premium. In addition, as part of the consideration for The Park Avenue Bank FDIC-assisted transaction, the Bank agreed to issue a cash-settled equity appreciation instrument to the FDIC. The valuation and settlement of the equity appreciation instrument during 2010 did not significantly impact Valley’s consolidated financial statements.

In connection with both of the FDIC-assisted transactions, the Bank entered into loss-share agreements with the FDIC. Under the terms of the loss-sharing agreements, the Bank will share in the losses on covered assets. The Bank may sell the acquired loans (with or without recourse) but in such case, the FDIC loss-sharing agreements will cease to be effective for any losses incurred on such loans. Additionally, any related FDIC loss-share receivable would be uncollectable and written-off upon settlement of the sale. The commercial loan loss-sharing agreements with the FDIC expired in March 2015 and the single-family (residential) loan-loss sharing agreement expires in March 2020. The Company expects the vast majority of the covered loans to mature, substantially paydown under contractual loan terms or work through our collection process on or before the expiration of the related loss-sharing agreements. For further details, see Note 5 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus supplement.

Concurrent Underwritten Offering

Concurrently with this offering, and pursuant to a separate prospectus supplement and accompanying prospectus, we are offering $100,000,000 in aggregate principal amount of our 4.55% Subordinated Debentures due June 30, 2025 (the “2025 Notes”).

The closing of this offering is not conditioned upon the closing of the concurrent underwritten offering of 2025 Notes, and the closing of the concurrent underwritten offering of 2025 Notes is not conditioned upon the closing of this offering. We cannot assure you that either or both of the offerings will be completed. The foregoing description and other information regarding the underwritten offering of 2025 Notes is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or a solicitation of an offer to buy, any 2025 Notes, and no part of the offering of 2025 Notes is incorporated by reference in this prospectus supplement.

Our principal executive offices and telephone number are:

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

(973) 305-8800

THE OFFERING

The following summary of this offering contains basic information about this offering and the terms of the Series A Preferred Shares and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Series A Preferred Shares, please refer to the section of this prospectus supplement entitled “Description of Series A Preferred Shares.”

Issuer:	Valley National Bancorp, a New Jersey corporation

Securities Offered:

4,600,000 Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A, no par value per share, with a liquidation preference of $25 per share, of Valley (“Series A Preferred Shares”).

We may from time to time elect to issue additional Series A Preferred Shares.

Dividends and Dividend Payment Dates:

Holders of the Series A Preferred Shares will be entitled to receive, when, as, and if declared by our board of directors or any duly authorized committee of our board of directors, out of assets legally available for payment, noncumulative cash dividends based on the liquidation preference of $25 per share of the Series A Preferred Shares.

If declared by our board of directors or any duly authorized committee of our board of directors, we will pay dividends on the Series A Preferred Shares quarterly, in arrears, on March 30, June 30, September 30 and December 30 of each year, beginning on September 30, 2015 (each such day on which dividends are payable, a “dividend payment date”). We refer to the period from and including any dividend payment date to but excluding the next dividend payment date as a “dividend period,” provided that the initial dividend period will be the period from and including the original issue date of the Series A Preferred Shares to but excluding the next dividend payment date.

Dividends on the Series A Preferred Shares will accrue from the original issue date at a rate equal to (i) 6.25% per annum for each dividend period during the period from the issue date of the Series A Preferred Shares to, but excluding, June 30, 2025 and (ii) three-month LIBOR plus a spread of 3.85% per annum for each quarterly dividend period during the period from and including June 30, 2025 through the redemption date of the Series A Preferred Shares (the “Floating Rate Period”).

Dividends on the Series A Preferred Shares will be non-cumulative. To the extent that any dividends on the Series A Preferred Shares with respect to any dividend period are not declared and paid, in full or otherwise, on the dividend payment date for such dividend period, then such unpaid dividends will not cumulate and will cease to accrue and be payable, and we will have no obligation to pay, and the holders of the

Series A Preferred Shares will have no right to receive, accrued and unpaid dividends for such dividend period on or after the dividend payment date for such dividend period, whether or not dividends are declared for any subsequent dividend period with respect to the Series A Preferred Shares or for any future dividend period with respect to any other series of our preferred stock or our common stock.

Dividends on the Series A Preferred Shares will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Redemption:

The Series A Preferred Shares is perpetual and has no maturity date. Subject to any applicable required regulatory approvals, we may redeem the Series A Preferred Shares, in whole or in part, from time to time, on any dividend payment date on or after June 30, 2025, or, in whole but not in part, at any time within 90 days following a “regulatory capital treatment event” (as defined herein), in each case at a redemption price equal to $25 per share, plus any declared and unpaid dividends, without accumulation of any undeclared dividends, to but excluding the redemption date.

Any redemption of the Series A Preferred Shares is subject to our receipt of any required prior approval by the Board of Governors of the Federal Reserve System (including any successor bank regulatory authority that may become our appropriate federal banking agency, the “Federal Reserve”) and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Series A Preferred Shares. The holders of the Series A Preferred Shares will not have the right to require redemption or repurchase of the Series A Preferred Shares. The Series A Preferred Shares will not be subject to any sinking fund.

See “Description of Series A Preferred Shares—Redemption” for more information.

Liquidation Rights:	In the event we liquidate, dissolve or wind-up our business and affairs, either voluntarily or involuntarily, holders of the Series A Preferred Shares will be entitled to receive liquidating distributions of $25 per share, plus any declared and unpaid dividends, without accumulation for any undeclared dividends, before we make any distribution of assets to the holders of our common stock or any other class or series of shares ranking junior to the Series A Preferred Shares. If we fail to pay in full all amounts payable with respect to the Series A Preferred Shares and any stock having the same rank upon liquidation, dissolution or winding-up as the Series A Preferred Shares, the holders of the Series A Preferred Shares and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of the Series A Preferred Shares and any stock having the same rank as the Series A Preferred Shares are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part of all of our property or business nor a merger or consolidation by us with or into any other entity will be considered a dissolution, liquidation or winding-up of our business or affairs.

Voting Rights:	Holders of Series A Preferred Shares do not have voting rights, except with respect to authorizing or increasing senior stock, certain changes in terms of the Series A Preferred Shares, certain share exchanges, reclassifications, mergers and consolidations, certain dividend non-payments and as otherwise required by applicable law. For more information about voting rights, see “Description of Series A Preferred Shares—Voting Rights.”

Ranking:

The Series A Preferred Shares will rank, as to the payment of dividends and distribution of assets upon our liquidation, dissolution, or winding-up, respectively:

•       senior to our common stock and to each other class or series of our capital stock issued in the future, unless the terms of that capital stock expressly provide that it ranks at least on parity with the Series A Preferred Shares with respect to such dividends and distributions;

•       on parity with any class or series of our capital stock issued in the future the terms of which expressly provide that it ranks on parity with our Series A Preferred Shares with respect to such dividends and distributions; and

•       junior to any class or series of our capital stock issued in the future, the terms of which expressly provide that it ranks senior to the Series A Preferred Shares with respect to such dividends and distributions, if it is approved by the holders of at least 66 2/3% of the outstanding Series A Preferred Shares.

We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding-up only out of lawfully available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims).

Maturity:	The Series A Preferred Shares do not have a maturity date, and we are not required to redeem the Series A Preferred Shares. Accordingly, the Series A Preferred Shares will remain outstanding indefinitely, unless and until we decide to redeem them and we obtain any required regulatory approval.

Preemptive and Conversion Rights:	Holders of Series A Preferred Shares will have no preemptive or conversion rights.

Listing:	We intend to list the Series A Preferred Shares on the New York Stock Exchange under the symbol “VLYPRA”. If the application is approved, we expect trading of the Series A Preferred Shares to begin within the 30-day period after the initial delivery of the Series A Preferred Shares.

Tax Consequences:	For discussion of the tax consequences relating to the Series A Preferred Shares, see “Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

Public Offering Price:	The public offering price for the Series A Preferred Shares will be equal to the liquidation preference per share, or $25 per share.

Use of Proceeds:	We intend to use the net proceeds from this offering to pay related fees and expenses and for general corporate purposes, potential strategic acquisitions and investments in the Bank as regulatory capital. See “Use of Proceeds.”

Risk Factors:	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the Series A Preferred Shares.

Transfer Agent and Registrar:	American Stock Transfer & Trust Company, LLC

Calculation Agent:	We will appoint a Calculation Agent for the Series A Preferred Shares prior to the commencement of the Floating Rate Period.

Concurrent Offering:

Concurrently with this offering, and pursuant to a separate prospectus supplement and accompanying prospectus, we are offering $100,000,000 in aggregate principal amount of 2025 Notes.

The closing of this offering is not conditioned upon the closing of the concurrent underwritten offering of 2025 Notes, and the closing of the concurrent underwritten offering of 2025 Notes is not conditioned upon the closing of this offering. We cannot assure you that either or both of the offerings will be completed. The foregoing description and other information regarding the underwritten offering of 2025 Notes is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or a solicitation of an offer to buy, any 2025 Notes, and no part of the offering of 2025 Notes is incorporated by reference in this prospectus supplement.

RISK FACTORS

An investment in the Series A Preferred Shares is subject to certain risks and uncertainties. Before you decide to invest in the Series A Preferred Shares, you should consider the risk factors below relating to the offering as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 as may be amended or supplemented by other documents incorporated by reference into this prospectus supplement or the accompanying prospectus. Please refer to “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus for discussions of these other filings. If any of the risks or uncertainties actually occurs, our business, financial condition, and results of operations could be materially adversely affected. If this were to happen, the trading price of the Series A Preferred Shares could decline due to any of these risks, and you may lose all or part of your investment. The prospectus is qualified in its entirety by those risk factors.

The Series A Preferred Shares constitute equity securities and are subordinate to our existing and future indebtedness.

The Series A Preferred Shares are equity interests in Valley and do not constitute indebtedness. As such, the Series A Preferred Shares will rank junior to all indebtedness and other non-equity claims, including the 2025 Notes, which are being offered concurrently with this offering, on Valley with respect to assets available to satisfy claims on Valley, including claims in the event of the liquidation of Valley. Our existing and future indebtedness may restrict payment of dividends on the Series A Preferred Shares. As of March 31, 2015, our indebtedness and obligations, on an unconsolidated basis, totaled approximately $204.5 million. In addition, the Series A Preferred Shares will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries as our right to participate in any distribution of assets of any of our subsidiaries, including upon the subsidiary’s liquidation, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. Further, the Series A Preferred Shares place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Risk Factors—Holders of Series A Preferred Shares will have limited voting rights.”

Our ability to pay dividends on the Series A Preferred Shares may be limited by federal regulatory considerations.

We are a bank holding company and conduct substantially all of our operations through our subsidiaries. Our ability to declare and pay dividends is primarily dependent on the receipt of dividends and other distributions from the Bank and its non-banking subsidiaries.

Our ability to receive dividends and other distributions from the Bank and its non-banking subsidiaries as a source of funds is contingent on a number of factors including the Bank’s ability to meet applicable regulatory capital requirements and the Bank’s profitability and earnings and strength of its balance sheet. In addition, the National Bank Act limits the amount of dividends that our national banking association subsidiary may pay to us without regulatory approval. Currently, the Bank may not, without prior regulatory approval, declare a dividend if the total amount of all dividends, including the proposed dividend, declared by the Bank in the year exceeds the sum of the Bank’s net income for the year to date and the two prior years, less certain transfers. Under the foregoing dividend restrictions, as of March 31, 2015, the Bank could pay dividends totaling approximately $36.6 million to us, without obtaining the approval of the Office of the Comptroller of the Currency (the “OCC”).

Beginning in 2016, banks and bank holding companies will be required to maintain a capital conservation buffer on top of minimum risk-weighted asset ratios. When fully phased in on January 1, 2019, the capital conservation buffer will be 2.5%. Banking institutions which do not maintain capital in excess of the capital conservation buffer will face constraints on dividends, equity repurchases and executive compensation based on the amount of the shortfall. Accordingly, if the Bank fails to maintain the applicable minimum capital ratios and the capital conservation buffer, distributions to us (at the holding company level) may be prohibited or limited and we may not have funds to make payments on the Series A Preferred Shares and the 2025 Notes offered in the concurrent underwritten offering.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of the Bank, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if the Bank were to pay dividends. The Federal Reserve and the OCC have issued policy statements generally requiring bank holding companies and national banks to pay dividends only out of current operating earnings.

Dividends on the Series A Preferred Shares are discretionary and non-cumulative and our ability to declare dividends may be limited.

Dividends on the Series A Preferred Shares are non-cumulative. Consequently, if our board of directors or a duly authorized committee of the board does not authorize and declare a dividend for any dividend period, holders of the Series A Preferred Shares would not be entitled to receive any such dividend, such unpaid dividend will not become payable and we will have no obligation to pay dividends for such dividend period, whether or not dividends are declared for any subsequent dividend period with respect to the Series A Preferred Shares.

In addition, unlike indebtedness, for which principal and interest would customarily be payable on specified due dates, in the case of the Series A Preferred Shares (i) dividends are payable only if declared by our board of directors or a duly authorized committee of the board and (ii) payments of dividends and any redemption price will be subject to restrictions regarding our lawfully available assets. As a bank holding company, our ability to declare and pay dividends is also dependent on certain federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends.

Ownership of the Series A Preferred Shares may require regulatory approval or result in adverse regulatory consequences.

We are a bank holding company regulated by the Federal Reserve. Any “company” as defined in the Holding Company Act owning 25% or more of a class of our outstanding shares of voting stock, or a lesser percentage if such holder otherwise exercises a “controlling influence” over us, may be subject to regulation as a “bank holding company” in accordance with the Holding Company Act. A holder or group of holders acting in concert may also be deemed to control us if they own one-third or more of our total equity, both voting and non-voting, aggregating all shares held by the investor across all classes of stock. Although we do not believe the Series A Preferred Shares are currently considered “voting stock” for purposes of the Holding Company Act, if they were to become voting stock for the purposes of the Holding Company Act, whether because we have missed certain dividend payments, and as a result holders of the Series A Preferred Shares, together with holders of all other classes of authorized preferred stock having equivalent voting rights, have the right to elect directors or for other reasons, a holder of 25% or more of Series A Preferred Shares, or a lesser percentage of the Series A Preferred Shares that is deemed to exercise a “controlling influence” over us, may become subject to regulation under the Holding Company Act. A company determined to control us under the Holding Company Act will be subject to ongoing regulation and supervision.

In addition, no person, including individuals or groups of individuals acting in concert may acquire “control” of us under the Change in Bank Control Act (“CBC Act”) without providing prior notice to the Federal Reserve and receiving a nonobjection from the Federal Reserve.

Further, acquisitions of our voting stock above certain thresholds may be subject to prior regulatory notice or approval under the Holding Company Act or the CBC Act. For example, any bank holding company or foreign bank that is subject to the Holding Company Act may need approval to acquire or retain more than 5% of the then-outstanding shares in a class of voting stock, and any holder (or group of holders acting in concert) may need regulatory approval to acquire or retain 10% or more of the shares in a class of voting stock. Investors are responsible for ensuring that they do not, directly or indirectly, acquire shares of our stock in excess of the amount that can be acquired without regulatory approval under the Holding Company Act or the CBC Act.

Under either the Holding Company Act or the CBC Act, a regulatory determination of “control” of a depository institution or holding company is based on all of the relevant facts and circumstances. Potential investors are advised to consult with their legal counsel regarding the applicable regulations and requirements.

The historical levels of three-month LIBOR are not an indication of the future levels of three-month LIBOR.

From June 30, 2025, the dividend rate for the Series A Preferred Shares will be determined based on LIBOR. In the past, the level of three-month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of three-month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in three-month LIBOR is not an indication that three-month LIBOR is more or less likely to increase or decrease at any time during the Floating Rate Period, and you should not take the historical levels of three-month LIBOR as an indication of its future performance.

We may be able to redeem the Series A Preferred Shares prior to June 30, 2025.

By its terms, the Series A Preferred Shares may be redeemed by us prior to June 30, 2025 upon the occurrence of certain events involving the capital treatment of the Series A Preferred Shares. In particular, upon our determination in good faith that an event has occurred that would constitute a “regulatory capital treatment event,” we may, at our option, redeem in whole, but not in part, the Series A Preferred Shares, subject to the approval of the appropriate federal banking agency. See “Description of Series A Preferred Shares—Redemption—Optional Redemption.” If we redeem the Series A Preferred Shares, you may not be able to reinvest the redemption price you receive in a similar security.

Investors should not expect us to redeem the Series A Preferred Shares on the date they become redeemable or on any particular date after it becomes redeemable.

The Series A Preferred Shares are perpetual equity securities. This means the Series A Preferred Shares have no maturity or mandatory redemption date and are not redeemable at the option of investors. By their terms, the Series A Preferred Shares may be redeemed by us at our option, either in whole or in part, on any dividend payment date on and after June 30, 2025, or, in whole but not in part, within 90 days of the occurrence of certain changes relating to the regulatory capital treatment of the Series A Preferred Shares, as described below under “Description of Series A Preferred Shares—Redemption.” Any decision we may make at any time to propose a redemption of the Series A Preferred Shares will depend upon, among other things, our evaluation of our capital position, including for bank capital ratio purposes, the composition of our shareholders’ equity and general market conditions at that time. In addition, our right to redeem the Series A Preferred Shares is subject to limitations established by the Federal Reserve’s guidelines applicable to bank holding companies, and under current regulatory rules and regulations we would need regulatory approval to redeem the Series A Preferred Shares. We cannot guarantee that the Federal Reserve would approve any redemption of the Series A Preferred Shares that we may propose.

General market conditions and unpredictable factors could adversely affect market prices for the Series A Preferred Shares.

Future trading prices of the Series A Preferred Shares, if any, will depend on many factors, including:

•	whether we declare or fail to declare dividends on the Series A Preferred Shares from time to time;

•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit-rating agencies, including the ratings given to the Series A Preferred Shares;

•	prevailing interest rates;

•	economic, financial, geopolitical, regulatory or judicial events affecting us or the financial markets generally; and

•	the market for similar securities.

Accordingly, the Series A Preferred Shares may trade at a discount to the price per share paid for such shares.

If we are deferring payments on our outstanding junior subordinated debt securities or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Series A Preferred Shares.

In addition to the fact that the Series A Preferred Shares are subordinate to our indebtedness, the terms of our outstanding junior subordinated debt securities prohibit us from declaring or paying any dividends or distributions on the Series A Preferred Shares, or redeeming, purchasing, acquiring or making a liquidation payment with respect to our Series A Preferred Shares, if we are aware of any event that would be an event of default under the indenture governing those junior subordinated debt securities or at any time when we have deferred interest thereunder.

Holders of Series A Preferred Shares will have limited voting rights.

Holders of the Series A Preferred Shares have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Series A Preferred Shares will have voting rights only with respect to authorizing or increasing senior stock, certain changes in terms of the Series A Preferred Shares, certain share exchanges, reclassifications, mergers and consolidations, certain dividend non-payments and as otherwise required by applicable law. See below under “Description of Series A Preferred Shares—Voting Rights.”

We may issue additional Series A Preferred Shares, depositary shares representing an interest in our preferred stock, shares of preferred stock or securities convertible or exchangeable for our preferred stock, and thereby materially and adversely affect the price of the Series A Preferred Shares.

We are not restricted from issuing additional Series A Preferred Shares, depositary shares representing an interest in our preferred stock, shares of preferred stock or securities convertible or exchangeable for our preferred stock, including in each case additional shares of preferred stock, during the life of the Series A Preferred Shares. If we issue such additional securities, it may dilute the voting power of the holders of the Series A Preferred Shares and materially and adversely affect the price of the Series A Preferred Shares.

Our ability to pay dividends depends upon the results of operations of our subsidiaries.

We are a holding company and conduct substantially all of our operations through our banking and other subsidiaries. In particular, the Bank represented 99.9% of our consolidated assets as of March 31, 2015. As a result, our ability to make dividend payments on the Series A Preferred Shares will depend primarily upon the receipt of dividends and other distributions from our subsidiaries. Various legal limitations restrict the extent to which our subsidiaries may extend credit, pay dividends or other funds or otherwise engage in transactions with us or some of our other subsidiaries. The ability of the Company and the Bank to pay dividends is restricted by regulatory requirements, including profitability and the need to maintain required levels of capital. Lack of profitability or reduced profitability exposes us to the risk that regulators could restrict the ability of our subsidiary banks to pay dividends and, accordingly, our ability to make dividend payments in respect of the Series A Preferred Shares.

In addition, our right to participate in any distribution of assets from any subsidiary, upon the subsidiary’s liquidation or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that we are recognized as a creditor of that subsidiary. As a result, the Series A Preferred Shares will be effectively subordinated to all existing and future liabilities of our subsidiaries. Further, the Series A Preferred Shares places no restrictions on the ability of our subsidiaries to incur additional indebtedness.

Any reduction in our credit rating could increase the cost of our funding from the capital markets or negatively impact the trading price of the Series A Preferred Shares.

The major credit rating agencies regularly evaluate us and their ratings of our long-term debt and hybrid securities based on a number of factors, including our financial strength and conditions affecting the financial services industry generally. The ratings assigned to Valley and the Bank remain subject to change at any time, and it is possible that any ratings agency will take action to downgrade Valley, the Bank or both in the future. Any such action could negatively affect the rating and/or trading price of the Series A Preferred Shares.

In addition, rating agencies have themselves been subject to scrutiny arising from the financial crisis such that the rating agencies may make or may be required to make substantial changes to their ratings policies and practices. Such changes may, among other things, adversely affect the ratings of Valley or the Bank. Any decrease in our credit ratings could limit our access to the capital markets or short-term funding or increase our financial costs, and thereby adversely affect our financial condition and liquidity or negatively impact the trading price of the Series A Preferred Shares in any secondary market.

USE OF PROCEEDS

We estimate that the net cash proceeds to us from the sale of the Series A Preferred Shares will be approximately $111.7 million (after deducting estimated underwriting discounts and commissions and estimated offering expenses). We intend to use the net proceeds from this offering to pay related fees and expenses and for general corporate purposes, potential strategic acquisitions and investments in the Bank as regulatory capital.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management with regard to the use of these net proceeds. Pending the use of the net proceeds from this offering as described above, we may invest the net proceeds in short-term, investment-grade, interest-bearing instruments.

Concurrently with this offering, and pursuant to a separate prospectus supplement and accompanying prospectus, we are offering $100,000,000 in aggregate principal amount of our 2025 Notes.

The closing of this offering is not conditioned upon the closing of the concurrent underwritten offering of 2025 Notes, and the closing of the concurrent underwritten offering of 2025 Notes is not conditioned upon the closing of this offering. We cannot assure you that either or both of the offerings will be completed. The foregoing description and other information regarding the underwritten offering of 2025 Notes is included herein solely for informational purposes. Nothing in this prospectus supplement should be construed as an offer to sell, or a solicitation of an offer to buy, any 2025 Notes, and no part of the offering of 2025 Notes is incorporated by reference in this prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth certain information concerning our consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods indicated. The information presented below is not adjusted for the Series A Preferred Shares offered hereby or the 2025 Notes offered in the concurrent offering.

	Three Months Ended March 31,		Years ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Consolidated Ratios of Earnings to Fixed Charges
Excluding interest on deposits	2.57	2.15	2.21	2.41	2.60	2.42	2.27
Including interest on deposits	2.04	1.85	1.87	2.02	2.11	1.95	1.84

Consolidated Ratios of Earnings to Fixed Charges Including Preferred Stock Dividends
Excluding interest on deposits	2.57	2.15	2.21	2.41	2.60	2.42	2.27
Including interest on deposits	2.04	1.85	1.87	2.02	2.11	1.95	1.84

The ratio of earnings to fixed charges is calculated in accordance with SEC requirements and computed by adding income before taxes plus fixed charges and dividing that sum by fixed charges. You should read these ratios in conjunction with Exhibit 12.1 and other information in our Annual Report on Form 10-K for the year ended December 31, 2014, which report is incorporated by reference in this prospectus supplement.

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of March 31, 2015 on (i) an actual basis, (ii) as adjusted to give effect to this offering, and (iii) as adjusted to give effect to this offering and the concurrent offering of $100.0 million in aggregate principal amount of our 2025 Notes. You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of March 31, 2015
	Actual	As Adjusted for Preferred Stock Issuance	As Adjusted for Debt and Preferred Stock Issuance
($ in thousands)	(Unaudited)
Liabilities
Total deposits	$14,216,743	$14,216,743	$14,216,743
Short-term borrowings	133,866	133,866	133,866
Long-term borrowings	2,529,073	2,529,073	2,629,073
Junior subordinated debentures issued to capital trusts	41,292	41,292	41,292
Bank acceptances outstanding	2,881	2,881	2,881
Accrued expenses and other liabilities	189,002	189,002	189,002

Total Liabilities	$17,112,857	$17,112,857	$17,212,857

Shareholders’ Equity
Preferred stock, no par value, 30,000,000 shares authorized; none issued at March 31, 2015	$—	$115,000	$115,000
Common stock, no par value, 332,023,233 shares authorized; 232,616,426 shares issued at March 31, 2015	81,170	81,170	81,170
Surplus	1,696,834	1,693,524	1,693,524
Retained earnings	135,571	135,571	135,571
Accumulated other comprehensive loss	(44,662)	(44,662)	(44,662)
Treasury Stock, at cost (188,318 common shares at March 31, 2015)	(1,760)	(1,760)	(1,760)

Total Shareholders’ Equity	1,867,153	1,978,843	1,978,843

Total Liabilities and Shareholders’ Equity	$18,980,010	$19,091,700	$19,191,700

Capital Adequacy
Tangible common equity to total tangible assets(1)	6.83%	6.77%	6.73%
Tier 1 leverage ratio	7.17	7.73	7.68
Tier 1 common capital ratio	9.45	9.48	9.48
Tier 1 risk-based capital	9.45	10.26	10.26
Total risk-based capital	11.35	12.15	12.88

(1)	Tangible common equity to tangible assets ratio is a non-GAAP financial measure. Management believes this non-GAAP financial measure provides information useful to investors in understanding Valley’s financial results. Specifically, Valley provides the measure based on what it believes are its operating earnings on a consistent basis and excludes material non-core operating items which affect the GAAP reporting of results of operations. Management utilizes this measure for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliation, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. Non-GAAP measures should not be considered a substitute for a GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar name.

	March 31, 2015
	Actual	As Adjusted for Preferred Stock Issuance	As Adjusted for Debt and Preferred Stock Issuance
($ in thousands)	(Unaudited)
Tangible common equity to tangible assets:
Total equity	$1,867,153	$1,978,843	$1,978,843
Less: Goodwill and other intangible assets	612,558	612,558	612,558
Less: Series A Preferred Stock	—	115,000	115,000

Tangible shareholders’ equity	1,254,595	1,251,285	1,251,285
Total assets	18,980,010	19,091,700	19,191,700
Less: Goodwill and other intangible assets	612,558	612,558	612,558

Tangible assets	$18,367,452	$18,479,142	$18,579,142
Tangible common equity to tangible assets	6.83%	6.77%	6.73%

DESCRIPTION OF SERIES A PREFERRED SHARES

The following is a summary of the material terms and provisions of the Series A Preferred Shares. This summary does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Restated Certificate of Incorporation, which we refer to as our Certificate of Incorporation, the Certificate of Amendment to the Certificate of Incorporation creating the Series A Preferred Shares, our By-laws and the applicable provisions of the New Jersey Business Corporation Act and federal law governing bank holding companies.

General

Under our Restated Certificate of Incorporation we have authority to issue up to 30,000,000 shares of preferred stock, no par value, of which no shares are issued and outstanding. When issued, the Series A Preferred Shares will be validly issued, fully paid and non-assessable, which means that its holders will have paid their purchase price in full and that we may not ask them to pay additional funds in respect of their Series A Preferred Shares. We will not issue any shares of Series A Preferred Shares prior to the original issue date.

Prior to the issuance of the Series A Preferred Shares, we will file with the Department of Treasury of the State of New Jersey the certificate of amendment establishing the terms of the Series A Preferred Shares. The certificate of amendment will initially authorize 4,600,000 Series A Preferred Shares. Our board of directors may authorize additional Series A Preferred Shares from time to time. When issued, the Series A Preferred Shares will have a fixed liquidation preference of $25 per share. If we liquidate, dissolve or wind up our affairs, holders of the Series A Preferred Shares will be entitled to receive, out of our assets that are available for distribution to shareholders, an amount per share equal to the liquidation preference per share plus any declared and unpaid dividends, without regard to any undeclared dividends.

The Series A Preferred Shares will not be convertible into or exchangeable for our common stock or any other class or series of our capital stock and will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement. The Series A Preferred Shares do not have a stated maturity date and will be perpetual unless redeemed at our option.

We reserve the right to re-open this series of Series A Preferred Shares and issue additional Series A Preferred Shares; provided that any such additional Series A Preferred Shares are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code of 1986, as amended, or the Code, and such additional Series A Preferred Shares are otherwise treated as fungible with the Series A Preferred Shares for U.S. federal income tax purposes. The additional shares would form a single series with the Series A Preferred Shares.

In addition, we may from time to time issue shares of capital stock that rank on a parity with or junior to the Series A Preferred Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and distributions upon our liquidation, dissolution or winding-up.

Ranking

The Series A Preferred Shares will rank, with respect to the payment of dividends and distributions upon our liquidation, dissolution or winding-up, respectively:

•

senior to our common stock and to each other class or series of our capital stock issued in the future, unless the terms of that capital stock expressly provide that it ranks at least on parity with the Series A Preferred Shares with respect to such dividends and distributions;

•

on parity with any class or series of our capital stock issued in the future the terms of which expressly provide that it ranks on parity with our Series A Preferred Shares with respect to such dividends and distributions; and

•

junior to any class or series of our capital stock issued in the future, the terms of which expressly provide that it ranks senior to the Series A Preferred Shares with respect to such dividends and distributions, if it is approved by the holders of at least 66 2/3% of the outstanding Series A Preferred Shares.

Dividends

Dividends on the Series A Preferred Shares will not be cumulative and will not be mandatory. Holders of the Series A Preferred Shares will be entitled to receive, if, when and as declared by our board of directors or a duly authorized committee of the board out of legally available assets, non-cumulative cash dividends. These dividends will be payable quarterly, in arrears, on the 30th day of March, June, September and December of each year, each such date being referred to herein as a dividend payment date. Dividends on each Series A Preferred Share will accrue on the liquidation preference amount of $25 per share at a rate per annum equal to 6.25% with respect to each dividend period from and including the original issue date to, but excluding, June 30, 2025 (the “fixed rate period”), and thereafter at a rate per annum equal to the three-month U.S. dollar LIBOR (as defined below) on the related dividend determination date plus a spread of 3.85% per annum (the “floating rate period”). Any dividends paid on the Series A Preferred Shares will be distributed to holders of thereof in the manner described below. Notwithstanding the foregoing, dividends on the Series A Preferred Shares shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

Dividends will be payable to holders of record of Series A Preferred Shares as they appear on our books on the applicable record date, which shall not be less than 15 calendar days or more than 30 calendar days before the applicable dividend payment date, as shall be fixed by our board of directors or any duly authorized committee of the board.

A dividend period is the period from and including a dividend payment date to but excluding the applicable dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series A Preferred Shares. Any dividend payable on the Series A Preferred Shares for any dividend period during the fixed rate period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Any dividend payable on the Series A Preferred Shares for any dividend period during the floating rate period will be computed on the basis of a 360-day year and the actual number of days elapsed in such dividend period. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. If any dividend payment date applicable to the fixed rate period is not a business day, then the related payment of dividends will be made on the next succeeding business day, and no additional dividends will accrue on such payment. If any dividend payment date applicable to the floating rate period is not a business day, then the dividend payment date will be postponed to the next succeeding business day unless such day falls in the next calendar month, in which case the dividend payment date will be the immediately preceding business day, and, in either case, dividends will accrue to, but excluding, the applicable business day. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series A Preferred Shares.

For any dividend period during the floating rate period, three-month U.S. dollar LIBOR (the London interbank offered rate) shall be determined by the Calculation Agent (as defined below) on the second London business day immediately preceding the first day of such dividend period, which we refer to as the “dividend determination date”, in the following manner:

(i) Three-month U.S. dollar LIBOR will be the rate for deposits in U.S. dollars for a period of three months that appears on Reuters screen LIBOR01 page, or any successor page, as of 11:00 a.m., London time, on that dividend determination date.

(ii) If no such rate appears, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, selected by the calculation agent as directed by us, to provide the calculation agent with its offered quotation at approximately 11:00 a.m., London time, on that dividend determination date for deposits in U.S. dollars for a period of three months, commencing on the first day of such dividend period, to prime banks in the London interbank market and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, three-month U.S. dollar LIBOR determined on that dividend determination date will be the arithmetic mean of those quotations (rounded, if necessary, to the nearest 0.00001 of 1%). If fewer than two quotations are provided, three-month U.S. dollar LIBOR will be determined for the first day of such dividend period as the arithmetic mean (rounded upward, if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m., New York City time, on that dividend determination date by three major banks in The City of New York, selected by the calculation agent as directed by us, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the first day of such dividend period, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the calculation agent are not quoting as set forth above, three-month U.S. dollar LIBOR for that dividend determination date will be the same as three-month U.S. dollar LIBOR for the immediately preceding dividend period, or, if there was no such dividend period, the dividend payable will be based on the dividend rate applicable to the fixed rate period.

We will appoint a calculation agent (in such capacity, the “Calculation Agent”) for the Series A Preferred Shares prior to the commencement of the Floating Rate Period. The Calculation Agent’s determination of any dividend rate, and its calculation of the amount of dividends for any dividend period, will be on file at our principal offices, will be made available to any holder of Series A Preferred Shares upon request and will be final and binding in the absence of manifest error.

The term “London business day” means a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.

In this subsection, the term “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in The City of New York.

Dividends on Series A Preferred Shares will not be cumulative. Accordingly, if our board of directors or a duly authorized committee of the board fails to declare a full dividend on the Series A Preferred Shares payable in respect of any dividend period before the related dividend payment date, the undeclared dividend will not be deemed to have accrued and we will have no obligation to pay the undeclared dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series A Preferred Shares, parity stock (as defined herein), junior stock (as defined herein) or other capital stock are declared and paid for any future dividend period.

Priority of Dividends

So long as any Series A Preferred Share remains outstanding, unless the full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding Series A Preferred Shares:

•

no dividend shall be declared, paid or set aside for payment and no distribution shall be declared, made or set aside for payment on any junior stock (other than (i) a dividend payable solely in junior stock or warrants, options or other rights, which are exercisable for or convertible into junior stock, or (ii) a dividend in connection with the implementation of a shareholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption or repurchase of any rights under any such plan);

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no share of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) as a result of a reclassification of junior stock for or into other junior stock, (ii) the exchange or conversion of shares of junior stock for or into other shares of junior stock, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock, (iv) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in junior stock in the ordinary course of business, (viii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and

•

no share of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (i) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Shares and any parity stock, (ii) as a result of a reclassification of any parity stock for or into other parity stock, (iii) the exchange or conversion of any parity stock for or into other parity stock or junior stock, (iv) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock or junior stock, (v) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (vii) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in parity stock in the ordinary course of business, (viii) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary, or (ix) the acquisition by us or any of our subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us.

Notwithstanding the foregoing, if dividends are not paid in full upon the Series A Preferred Shares and any parity stock, dividends may be declared and paid upon the Series A Preferred Shares and the parity stock on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the Series A Preferred Shares and accrued dividends, including any accumulations, on any parity stock bear to each other.

As used in this prospectus supplement, “junior stock” means our common stock and any other class or series of our capital stock over which the Series A Preferred Shares has preference or priority in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of our affairs.

As used in this prospectus supplement, “parity stock” means any other class or series of our capital stock that ranks equally with the Series A Preferred Shares in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of our affairs. As of the date of this prospectus supplement, no parity stock is outstanding.

Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise) may be declared and paid on our common stock and any of our other junior stock or parity stock, from time to time out of any assets legally available for such payment, and the holders of Series A Preferred Shares shall not be entitled to participate in any such dividend.

Redemption

Mandatory Redemption

The Series A Preferred Shares are not subject to any mandatory redemption, sinking fund or other similar provision.

Optional Redemption

We may redeem the Series A Preferred Shares at our option, through a resolution duly adopted by our board of directors (or a duly authorized committee of our board of directors), in whole or in part, from time to time, on any dividend payment date on or after June 30, 2025, subject to the prior approval of the Federal Reserve or other appropriate federal banking agency, if required, and upon notice in accordance with the procedures described below, at a price equal to $25 per share, plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends, on the Series A Preferred Shares prior to the date fixed for redemption, which we refer to as the redemption date.

Notwithstanding the foregoing, within 90 days of the occurrence of a “regulatory capital treatment event,” we may, at our option, subject to the prior approval of the Federal Reserve or other appropriate federal banking agency, if required, upon notice in accordance with the procedures described below, redeem, all (but not less than all) of the Series A Preferred Shares at the time outstanding at a redemption price equal to $25 per share, plus the per share amount of any declared and unpaid dividends, without regard to any undeclared dividends, on the Series A Preferred Shares prior to the redemption date.

A “regulatory capital treatment event” means a good faith determination by our board of directors or a duly authorized committee of the board, in good faith, that, as a result of any:

•

amendment to, or change (including any announced prospective amendment or change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the original issue date of the Series A Preferred Shares;

•	proposed change in those laws or regulations that is announced or becomes effective after the original issue date of the Series A Preferred Shares; or

•

official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the original issue date of the Series A Preferred Shares;

there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference of all Series A Preferred Shares then outstanding as Tier 1 capital (or its equivalent) for purposes of the capital adequacy guidelines or regulations of the Federal Reserve or other appropriate federal banking agency, as then in effect and applicable, for as long as any Series A Preferred Share is outstanding.

If the Series A Preferred Shares are to be redeemed, the notice of redemption shall be given to the holders of record of the Series A Preferred Shares to be redeemed, by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on our stock register, not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series A Preferred Shares are held in book-entry form through The Depository Trust Company, or DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

•	the redemption date;

•	the number of Series A Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder;

•	the redemption price;

•	the place or places where the certificates, if any, evidencing Series A Preferred Shares are to be surrendered for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any Series A Preferred Shares has been duly given and if on or before the date fixed for redemption the funds necessary for such redemption have been set aside by us for the benefit of the holders of any Series A Preferred Shares so called for redemption, then, notwithstanding that certificates (if the Series A Preferred Shares are issued in certificated form) representing any share so called for redemption have not been surrendered for redemption, on and after the redemption date, dividends will cease to accrue on all Series A Preferred Shares called for redemption, all such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

In case of any redemption of only part of the Series A Preferred Shares at the time outstanding, the shares to be redeemed shall be selected pro rata or by lot or in such other manner as we may determine to be equitable and permitted by the rules of any national securities exchange on which the Series A Preferred Shares is listed.

Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Series A Preferred Shares may be subject to prior approval of the Federal Reserve. The Series A Preferred Shares explicitly provide that any redemption of the Series A Preferred Shares may be subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to the redemption of the Series A Preferred Shares. See “Risk Factors on page S-8.”

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of the Series A Preferred Shares are entitled to receive an amount per share equal to the fixed liquidation preference of $25 per share, plus any declared and unpaid dividends (but without any amount in respect of dividends that have not been declared), after satisfaction of liabilities or obligations to creditors and subject to the rights of holders of any shares of capital stock ranking senior to the Series A Preferred Shares with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of our business and affairs, and before we make any distribution of assets to the holders of our common stock or any other class or series of our capital stock ranking junior to the Series A Preferred Shares with respect to distributions upon our liquidation, dissolution or winding-up. After payment of the full amount of the liquidating distribution described above, the holders of the Series A Preferred Shares shall not be entitled to any further participation in any distribution of our assets.

If our assets are not sufficient to pay the liquidation preference in full to all holders of Series A Preferred Shares and all holders of any shares of our capital stock ranking as to any such liquidation distribution on parity with the Series A Preferred Shares, the holders of Series A Preferred Shares and such other shares will share ratably in any such distribution in proportion to the full respective distributions to which they are entitled. If the liquidation preference per Series A Preferred Share has been paid in full to all holders of Series A Preferred Shares and the liquidation preference per share of any other capital stock ranking on parity with the Series A Preferred Shares as to liquidation rights has been paid in full, the holders of our common stock or any other capital stock ranking, as to liquidation rights, junior to the Series A Preferred Shares will be entitled to receive all of our remaining assets according to their respective rights and preferences.

For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our assets or business, nor the consolidation or merger by us with or into any other entity or by another entity with or into us, whether for cash, securities or other property, individually or as part of a series of transactions, including a merger or consolidation in which the holders of the Series A Preferred Shares receive cash, securities or property for their shares, will constitute a liquidation, dissolution or winding-up of our affairs.

Voting Rights

Except as provided below, the holders of the Series A Preferred Shares will have no voting rights.

If and whenever dividends on any Series A Preferred Share or any parity stock upon which similar voting rights have been conferred (“special voting preferred stock”) and are exercisable shall have not been declared and paid for an aggregate amount equal to the amount of dividends payable on the Series A Preferred Shares as contemplated herein for at least three semi-annual or six quarterly dividend periods, whether or not consecutive (which we refer to as a “Nonpayment”), the authorized number of directors on our board of directors will automatically be increased by two and the holders of the Series A Preferred Shares and such special voting preferred stock will be entitled to vote as a single class (based on respective liquidation preferences) for the election of a total of two additional members of our board of directors, which we refer to as the “Preferred Directors”, provided that the election of any such Preferred Director shall not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any stock exchange on which our securities may be listed) that listed companies must have a majority of independent directors and provided further that our board of directors shall at no time include more than two Preferred Directors, at our next annual meeting of shareholders (or at a special meeting called at the request of the holders of at least 20% of the Series A Preferred Shares or any other series of voting parity stock (which shall mean for purposes of this section, any other class or series of our capital stock which have been conferred with and are exercisable like voting rights with the Series A Preferred Shares) for that purpose prior to the next annual meeting (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders)), followed by such election at each subsequent annual meeting. These voting rights will continue until full dividends have been paid on the Series A Preferred Shares and such special voting preferred stock for at least one year following the Nonpayment. Such request to call a special meeting for the initial election of Preferred Directors after a Nonpayment shall be made by written notice, signed by the requisite holders of Series A Preferred Shares or other voting parity stock, and delivered to our Corporate Secretary in such manner as provided under the terms of the Series A Preferred Shares, or as may otherwise be required by law.

If and when dividends have been paid in full on the Series A Preferred Shares for at least one year following a Nonpayment, the holders of the Series A Preferred Shares shall be divested of the foregoing voting rights (subject to revesting in the event of each subsequent Nonpayment) and the term of office of each Preferred Director so elected shall terminate and the number of directors on our board of directors shall automatically decrease by the number of Preferred Directors so elected, assuming the rights of the holders of voting parity stock have similarly terminated. In addition, if and when the rights of holders of Series A Preferred Shares terminate under circumstances described above under “Redemption”, the right of the holders of Series A Preferred Shares to elect the Preferred Directors shall cease along with the other rights (except, if applicable, the right to receive the redemption price), and the Preferred Directors shall cease to be qualified as directors, the term of office of any Preferred Director then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected, assuming that the rights of holders of special voting preferred stock have similarly terminated. Any Preferred Director may be removed at any time without cause by the holders of a majority of the outstanding Series A Preferred Shares and such special voting preferred stock when they have the voting rights described above. So long as a Nonpayment shall continue, any vacancy in the office of a Preferred Director (other than prior to the initial election of the Preferred Directors) may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series A Preferred Shares and such special voting preferred stock to serve until the next annual meeting of shareholders; provided that the election of any such Preferred Director shall not cause us to violate the corporate governance requirements of the New York Stock Exchange (or any stock exchange on which our securities may be listed) that listed companies must have a majority of independent directors. Any such vote to remove, or to fill a vacancy in the office of, a Preferred Director may be taken only at a special meeting called at the request the holders of at least 20% of the Series A Preferred Shares or any other series of voting parity stock for that purpose (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders). The Preferred Directors shall each be entitled to one vote per director on any matter.

If the holders of Series A Preferred Shares become entitled to vote for the election of directors, the Series A Preferred Shares may be considered a class of voting securities under interpretations adopted by the Federal Reserve. As a result, certain holders of Series A Preferred Shares may become subject to regulations under the Holding Company Act and/or certain acquisitions of Series A Preferred Shares may be subject to prior approval by the Federal Reserve. See “Risk Factors-Ownership of the Series A Preferred Shares may require regulatory approval or result in adverse regulatory consequences.”

So long as any Series A Preferred Shares remain outstanding, in addition to any other vote or consent of shareholders required by law or our Certificate of Incorporation, the affirmative vote or consent of the holders of at least 66 2/3% of all of the then outstanding Series A Preferred Shares entitled to vote thereon, voting separately as a single class, shall be required to:

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amend or alter our certificate of incorporation, including the certificate of designations creating the Series A Preferred Shares, authorize, create, issue or increase the authorized amount of any class or series of our capital stock ranking senior to the Series A Preferred Shares with respect to payment of dividends or as to distributions upon our liquidation, dissolution or winding-up, or issue any obligation or security convertible into or exchangeable for evidencing the right to purchase any such class or series of our capital stock;

•

amend, alter or repeal the provisions of our Certificate of Incorporation, including the certificate of designations creating the Series A Preferred Shares, whether by merger, consolidation, or otherwise, so as to adversely affect the special powers, preferences, privileges or rights of the Series A Preferred Shares, taken as a whole; or

•

consummate a binding share-exchange or reclassification involving the Series A Preferred Shares, or sale, conveyance, exchange or transfer of all or substantially all of our assets or business or a merger or consolidation of us with or into another entity, unless the Series A Preferred Shares (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than the Series A Preferred Shares immediately prior to such consummation.

When determining the application of the voting rights described in this section, the authorization, creation and issuance, or an increase in the authorized or issued amount of, junior stock or any class or series of capital stock, or any securities convertible into or exchangeable or exercisable for junior stock or any class or series of capital stock that by its terms expressly provides that it ranks pari passu with the Series A Preferred Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon our liquidation, dissolution or winding-up shall not be deemed to adversely affect the special powers, preferences, privileges or rights, and shall not require the affirmative vote or consent of, the holders of any outstanding Series A Preferred Shares.

If any amendment, alteration, repeal, share exchange, reclassification, merger or consolidation specified above would adversely affect one or more but not all series of voting parity stock (including the Series A Preferred Shares for this purpose), then only such series of voting parity stock as are adversely affected by and entitled to vote on the matter shall vote on the matter together as a class based on respective liquidation preferences in lieu of all other series of such voting parity stock. If all series of voting parity stock are not equally affected by the proposed amendment, alteration, repeal, share exchange, reclassification, merger or consolidation described above, there shall be required the approval of the holders of at least 66 2/3% of the shares of each series, voting as separate classes, that will have a diminished status.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series A Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Series A Preferred Shares to effect such redemption.

Form

The Series A Preferred Shares will be issued in book-entry form through DTC, as described in “Book-Entry Issuance” on page S-26 in this prospectus supplement.

Transfer Agent and Registrar

American Stock & Trust Company, LLC will be the transfer agent and registrar, paying agent and redemption agent for the Series A Preferred Shares. We may, in our sole discretion, remove the transfer agent or the registrar in accordance with the agreements between us and the transfer agent or registrar, as applicable; provided that we will appoint a successor transfer agent or registrar, as applicable, who will accept such appointment prior to the effectiveness of such removal. The registrar for the Series A Preferred Shares will send notices to shareholders of any meetings at which holders of Series A Preferred Shares have the right to vote on any matter.

BOOK-ENTRY ISSUANCE

DTC will act as securities depositary for all of the Series A Preferred Shares. We will issue the Series A Preferred Shares only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee) or such other name as may be requested by an authorized representative of DTC. We will issue and deposit with DTC one or more fully-registered global certificates for the Series A Preferred Shares representing, in the aggregate, the total number of the Series A Preferred Shares to be sold in this offering.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in Series A Preferred Shares, so long as the corresponding securities are represented by global security certificates.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act of 1934, as amended. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc. and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others, referred to as indirect participants, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of Series A Preferred Shares within the DTC system must be made by or through direct participants, who will receive a credit for the Series A Preferred Shares on DTC’s records. The ownership interest of each beneficial owner will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased Series A Preferred Shares. Transfers of ownership interests in the Series A Preferred Shares are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in Series A Preferred Shares, unless the book-entry system for the Series A Preferred Shares is discontinued. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent or paying agent as registered holders of the securities. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all Series A Preferred Shares deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series A Preferred Shares with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Series A Preferred Shares; DTC’s records reflect only the identity of the direct participants to whose accounts such Series A Preferred Shares are credited, which may or may not be beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We will send redemption notices to Cede & Co. as the registered holder of the Series A Preferred Shares. If less than all of the Series A Preferred Shares are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Although voting on the Series A Preferred Shares is limited to the holders of record of the Series A Preferred Shares, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote on Series A Preferred Shares. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to direct participants for whose accounts the Series A Preferred Shares are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Shares at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Series A Preferred Shares are required to be printed and delivered. We may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the Series A Preferred Shares will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Series A Preferred Shares represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of Series A Preferred Shares. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the Series A Preferred Shares represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•

will not be considered to be owners or holders of the global security certificates or the Series A Preferred Shares represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of Series A Preferred Shares.

All redemption proceeds, distributions and dividend payments on the Series A Preferred Shares represented by the global security certificates and all transfers and deliveries of such Series A Preferred Shares will be made to DTC or its nominee, as the case may be, as the registered holder of the Series A Preferred Shares. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of that participant and not of DTC, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. Valley nor any Valley agent will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Valley will not have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

We have obtained the information in this section about DTC and DTC’s book-entry system from sources that we believe to be accurate, but we assume no responsibility for the accuracy of the information. We have no responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relevant to the purchase, ownership and disposition of the Series A Preferred Shares. The summary is limited to taxpayers who purchase the Series A Preferred Shares in the initial offering at the initial offering price and who will hold the Series A Preferred Shares as “capital assets.” This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a dealer in securities;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	tax-exempt organization;

•	a person holding our Series A Preferred Shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a person that purchases or sells the Series A Preferred Shares as part of a wash sale for U.S. federal income tax purposes;

•	a trader in securities that has elected the mark-to-market method of accounting for its securities;

•	a person liable for alternative minimum tax;

•	a person who owns 10% or more of our voting stock;

•	a partnership or other pass-through entity for U.S. federal income tax purposes; or

•	a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar.

The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations and judicial or administrative authority, all of which are subject to change, possibly with retroactive effect. State, local and foreign tax consequences are not summarized. You are a U.S. holder if you are a beneficial owner of Series A Preferred Shares for U.S. federal income tax purposes and you are:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to U.S. federal income tax regardless of its source, or

•

a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A non-U.S. holder is a beneficial owner of Series A Preferred Shares that is not a U.S. holder.

If a partnership holds Series A Preferred Shares, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. If you are a partner in a partnership holding Series A Preferred Shares, you should consult your tax advisor with regard to the U.S. federal income tax treatment of an investment in the Series A Preferred Shares.

You should consult your own tax advisor regarding the U.S. federal, state and local and other tax consequences of owning and disposing Series A Preferred Shares in your particular circumstances.

U.S. Holders

Distributions

Distributions on the Series A Preferred Shares will be dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and will be taxable as ordinary income. Although we expect that our current and accumulated earnings and profits will be such that all distributions paid with respect to the Series A Preferred Shares will qualify as dividends for U.S. federal income tax purposes, we cannot guarantee that result. Our accumulated earnings and profits and our current earnings and profits in future years will depend in significant part on our future profits or losses, which we cannot accurately predict. To the extent that the amount of any distribution paid on a Series A Preferred Shares exceeds our current and accumulated earnings and profits attributable to that share, the distribution will be treated first as a return of capital and will be applied against and reduce your adjusted tax basis (but not below zero) in that Series A Preferred Share. This reduction in basis would increase any gain or reduce any loss realized by you on the subsequent sale, redemption or other disposition of your Series A Preferred Shares. The amount of any such distribution in excess of your adjusted tax basis will then be taxed as capital gain from the sale or exchange of your Series A Preferred Shares. For purposes of the remainder of this discussion, it is assumed that distributions paid on the Series A Preferred Shares will constitute dividends for U.S. federal income tax purposes.

If you are a corporation, dividends that are received by you will generally be eligible for a 70% dividends-received deduction under the Code. However, you may not be entitled to take the 70% dividends-received deduction in all circumstances and, even if you are so entitled, you may be subject to special rules in respect of your ownership of the Series A Preferred Shares. You are advised to consult your own tax advisor regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and with respect to the possible application of the extraordinary dividend provisions of the federal income tax law to your ownership or disposition of the Series A Preferred Shares.

Dispositions, Including Redemptions

A sale, exchange or other disposition of Series A Preferred Shares will generally result in gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis in the Series A Preferred Shares, which will generally equal your purchase price for the Series A Preferred Shares, subject to reduction (if applicable) as described under the caption “—Dividends” above. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the Series A Preferred Shares exceeds one year. Long-term capital gain recognized by a non-corporate U.S. holder is eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

A redemption of Series A Preferred Shares for cash will be treated as a sale or exchange if it (1) results in a “complete termination” of your interest in our stock, (2) is substantially disproportionate with respect to your investment in our stock, or (3) is not “essentially equivalent to a dividend” with respect to you, both within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, stock considered to be owned by you by reason of certain constructive ownership rules, as well as shares actually owned by you, must generally be taken into account. If a particular U.S. holder of Series A Preferred Shares does not own (actually or constructively) any additional stock, or owns only an insubstantial percentage of our outstanding stock, and does not participate in our control or management, a redemption of the S Series A Preferred Shares of such holder will generally qualify for sale or exchange treatment. Otherwise, the redemption may be taxable as a dividend. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular U.S. holder of the Series A Preferred Shares depends upon the facts and circumstances at the time that the determination must be made, prospective U.S. holders of the Series A Preferred Shares are advised to consult their own tax advisors regarding the tax treatment of a redemption. If a redemption of Series A Preferred Shares is treated as an exchange, it will be taxable as described in the preceding paragraph. If a redemption is treated as a distribution, the entire amount received will be treated as a distribution and will be taxable as described under the caption “—Dividends” above.

Unearned Income Medicare Contribution Tax

In addition, any dividends or gains earned from the sale, exchange, or other taxable disposition of the Series A Preferred Shares (or amounts treated as such) may be subject to the 3.8% tax on net investment income for taxpayers whose income exceeds certain thresholds. U.S. holders should consult their own tax advisors to determine the applicability of this tax.

Information Reporting and Backup Withholding

Dividend payments or other taxable distributions made to you with respect Series A Preferred Shares, as well as the payment of proceeds from the sale or redemption of Series A Preferred Shares that are made within the United States, will generally be subject to information reporting. Additionally, such payments may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, if you do not otherwise establish an exemption, you should complete and return IRS Form W-9 or an acceptable substitute, certifying that you are a U.S. person, the taxpayer identification number provided is correct and you are not subject to backup withholding.

If Series A Preferred Shares are sold outside the United States through a non-U.S. office of a non-U.S. broker, and the sales proceeds are paid outside the United States, then U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting will apply to a payment of sales proceeds, even if that payment is made outside the United States, if Series A Preferred Shares are sold through a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the IRS in a timely manner.

Non-U.S. Holders

The discussion in this section is addressed to non-U.S. holders of the Series A Preferred Shares.

Dividends

Generally, dividends paid to a non-U.S. holder with respect to the Series A Preferred Shares will be subject to U.S. federal income and withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty (provided the non-U.S. holder furnishes the payor with a properly completed IRS Form W-8BEN or W-8BEN-E or an acceptable substitute form certifying that such holder is eligible for treaty benefits), unless the dividends are effectively connected with a trade or business carried on by the non-U.S. holder within the United States (and the non-U.S. holder provides the payor with a properly completed Form W-8ECI or an acceptable substitute form). Dividends that are effectively connected with such trade or business (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder) will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates and, in the case of a non-U.S. holder which is a corporation, may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Dispositions, Including Redemptions

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or redemption (other than a redemption that is treated as a distribution, as described below) of the Series A Preferred Shares so long as:

•

the gain is not effectively connected with a U.S. trade or business of the holder (or if a tax treaty applies, the gain is not attributable to a U.S. permanent establishment maintained by such non-U.S. holder);

•

in the case of a nonresident alien individual, such holder is not present in the United States for 183 or more days in the taxable year of the sale or disposition (in which case the gain may be subject to tax if certain other conditions are met); and

•

we are not and have not been a U.S. real property holding corporation for U.S. federal income tax purposes of which such non-U.S. holder held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our common stock and are not eligible for any treaty exemption.

Gain that is effectively connected with a U.S. trade or business generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Gain of a nonresident alien individual that is present in the United States for 183 or more days in the taxable year of the sale or disposition (and where certain other conditions are met) will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the non-U.S. holder. We have not been, are not and do not anticipate becoming a U.S. real property holding corporation for U.S. federal income tax purposes.

A redemption of Series A Preferred Shares for cash may be treated as a distribution taxable as a dividend under certain circumstances described above in “—U.S. Holders—Dispositions, Including Redemptions.” If a redemption is treated as a distribution, the entire amount received will be treated as a distribution and will be taxable as described under the caption “—Dividends” above. In addition, if there is a material risk that the redemption proceeds may be treated as a dividend for tax purposes, such amounts may be subject to withholding as described under the caption “—Dividends” above. If a redemption of Series A Preferred Shares is treated as an exchange, it will be taxable as described in the preceding paragraph.

Backup Withholding

Generally, we and other payors must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to a non-U.S. holder and the amount of tax, if any, withheld with respect to such dividends. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with such tax authorities.

U.S. backup withholding tax (currently, at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides us or other payor with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form), or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of Series A Preferred Shares by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless such non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. The payment of proceeds from the disposition of Series A Preferred Shares by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless the non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying the non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS. Prospective investors should consult their own tax advisors regarding the application of these rules to their particular circumstances.

FATCA Withholding on Payments to Foreign Financial Institutions and Other Foreign Entities

A 30% withholding tax will be imposed on certain payments (“withholdable payments”) that are made to certain foreign financial institutions, investment funds and other non-U.S. persons that fail to comply with information reporting requirements in respect of their direct and indirect United States shareholders and/or United States accountholders (“FATCA withholding”). Such withholdable payments include dividends on the Series A Preferred Shares and, after December 31, 2016, the gross proceeds from the sale or other disposition of the Series A Preferred Shares. You could be affected by such FATCA withholding if you are subject to the information reporting requirements and fail to comply with them or if you hold our Series A Preferred Shares through another person (e.g., a foreign bank or broker) that is subject to FATCA withholding because it fails to comply with these requirements (even if you would not otherwise have been subject to FATCA withholding).

The foregoing discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances and income tax situation. You should consult your own independent tax advisor as to the specific tax consequences that would result from your acquisition, ownership and disposition of Series A Preferred Shares, including the application and effect of state and local, and other tax laws and the possible effects of changes in federal or other tax laws.

UNDERWRITING

We have entered into an underwriting agreement with Sandler O’Neill & Partners, L.P., Keefe, Bruyette & Woods, Inc. and RBC Capital Markets, LLC as the representatives of each of the underwriters named below, with respect to the Series A Preferred Shares being offered pursuant to this prospectus supplement. Subject to certain conditions, each underwriter has agreed, severally but not jointly, to purchase the number of Series A Preferred Shares in this offering set forth next to its name in the following table.

Underwriters	Amount of Series A Preferred Shares
Sandler O’Neill & Partners, L.P.	$1,840,000
Keefe, Bruyette & Woods, Inc.	$1,840,000
RBC Capital Markets, LLC	$920,000

Total	$4,600,000

The underwriting agreement provides that the obligations of the several underwriters to purchase the Series A Preferred Shares offered hereby are subject to certain conditions precedent and that the underwriters are obligated to purchase all of the Series A Preferred Shares offered by this prospectus supplement if any of the shares are purchased.

We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives of the underwriters have advised us that the underwriters propose initially to offer Series A Preferred Shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.50 per share of the Series A Preferred Shares. The underwriters may allow, and certain dealers may reallow, a discount from the concession not in excess of $0.45 per share of the Series A Preferred Shares to certain brokers and dealers. After the initial offering, the public offering price, concession, reallowance or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us.

	Per Share	Aggregate Amount
Public offering price	$25.000	$115,000,000
Underwriting discount(1)	0.6213	2,857,750
Proceeds, before expenses, to Valley National Bancorp	24.3787	112,142,250

(1)	Reflects 1,422,800 Series A Preferred Shares sold to institutional investors, for which the underwriters received an underwriting discount of $0.25 per share, and 3,177,200 Series A Preferred Shares sold to retail investors, for which the underwriters received an underwriting discount of $0.7875 per share. Based on the weighted blended discount rate of .6213, the total underwriting discounts and commissions is $2,857,980.

The expenses of the offering, not including the underwriting discount, are estimated at $452,500 and are payable by us.

The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

No Sales of Similar Securities

We have agreed, for a period beginning on the date of the underwriting agreement and continuing to and including 30 days after the date of this prospectus supplement, that we will not, without the prior written consent of the representatives of the underwriters, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any debt securities or nonconvertible preferred stock, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive such securities, other than the Series A Preferred Shares or the Company’s subordinated notes issued in the concurrent underwritten offering of 2025 Notes.

New York Stock Exchange Listing

We expect that the Series A Preferred Shares will be listed on the New York Stock Exchange under the symbol “VLYPRA.” We can give no assurance as to development, maintenance or liquidity of any trading market for the Series A Preferred Shares.

Price Stabilization, Short Positions

Until the distribution of the Series A Preferred Shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Series A Preferred Shares. However, the representatives may engage in transactions that stabilize the price of the Series A Preferred Shares, such as bids or purchases to peg, fix or maintain that price.

In connection with this offering of the Series A Preferred Shares, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Series A Preferred Shares in the open market for the purpose of pegging, fixing, or maintaining the price of the Series A Preferred Shares. Syndicate covering transactions involve purchases of the Series A Preferred Shares in the open market after the distribution has been completed in order to cover short positions. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative has repurchased Series A Preferred Shares sold by or for the account of such underwriter in stabilizing or syndicate short covering transactions. Stabilizing transactions and syndicate covering transactions, and together with the imposition of a penalty bid, may cause the price of the Series A Preferred Shares to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Series A Preferred Shares. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus supplement in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus supplement in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement or our Registration Statement of which the related prospectus forms a part.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Some of the underwriters in this offering are also acting as underwriters in the concurrent underwritten offering of 2025 Notes. Neither of the offerings is conditioned upon the consummation of the other offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments including serving as counterparties to certain derivative and hedging arrangements and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, they may hedge their credit exposure to us consistent with their customary risk management policies. These underwriters and their affiliates could hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series A Preferred Shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Series A Preferred Shares offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF SERIES A PREFERRED SHARES

The validity of the Series A Preferred Shares offered hereby will be passed upon for us by Day Pitney LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Hogan Lovells US LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Valley National Bancorp as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, which are incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

VALLEY NATIONAL BANCORP

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

DEPOSITARY SHARES

WARRANTS

UNITS

The securities listed above may be offered and sold by us and/or may be offered and sold, from time to time, by one or more selling security holders to be identified in the future. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement.

Our common stock is listed on the New York Stock Exchange and trades under the symbol “VLY”.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

These securities will be our equity securities or our unsecured obligations and will not be savings accounts, deposits or other obligations of any banking or non-banking subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of this prospectus, in our most recent annual report on Form 10-K, which is incorporated herein by reference, in any of our subsequently filed quarterly and current reports that are incorporated by reference and in any applicable prospectus supplement.

The date of this prospectus is March 20, 2015.

ABOUT THIS PROSPECTUS

References in this prospectus to “Valley,” “we,” “us” and “our” are to Valley National Bancorp. In this prospectus, we sometimes refer to the common stock, preferred stock, debt securities, depositary shares, warrants and units collectively as “offered securities.”

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the offered securities.

This document is called a prospectus and is part of a registration statement that we filed with the SEC. Under this registration statement, we may from time to time offer any combination of the following securities described in this prospectus in one or more offerings: common stock, preferred stock, debt securities, depositary shares, warrants, and/or units.

This prospectus provides you with a general description of each of the securities we may offer. Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the securities in any state where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of these documents.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be our affiliates. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (“Securities Act”).

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov and on our website at www.valleynationalbank.com. Except as specifically incorporated by reference in this prospectus, information on those websites is not part of this prospectus.

You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C. The SEC’s address in Washington, D.C. is 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the SEC will automatically update and supersede this prospectus and earlier information incorporated by reference.

In the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the following documents that we have filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2014; and

•	The description of the common stock which is contained in Valley’s Registration Statement on Form 8-A including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus (other than, in each case, documents or information deemed to have been furnished, and not filed in accordance with the SEC rules) until this offering is completed:

•	reports filed under Sections 13(a) and (c) of the Exchange Act;

•	any document filed under Section 14 of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operation may have changed since that date.

To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write our Shareholder Relations Department, as follows:

Valley National Bancorp

1455 Valley Road

Wayne, New Jersey 07470

Attention: Dianne M. Grenz

Telephone: 973-305-8800

PROSPECTUS SUMMARY

This summary highlights selected information about Valley and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of Valley and the terms of the securities we will offer, you should read carefully this entire prospectus, including the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

The Securities We May Offer

The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize certain material terms and provisions of the various types of securities that we or selling security holders may offer. The particular material terms of the securities offered by a prospectus supplement will be described in that prospectus supplement. If indicated in the applicable prospectus supplement, the terms of the offered securities may differ from the terms summarized below. The prospectus supplement will also contain information, where applicable, about material U.S. federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed. The descriptions in this prospectus and the applicable prospectus supplement do not contain all of the information that you may find useful or that may be important to you. You should refer to the provisions of the actual documents whose terms are summarized herein and in the applicable prospectus supplement, because those documents, and not the summaries, define your rights as holders of the relevant securities. For more information, please review the forms of these documents, which will be filed with the SEC and will be available as described under the heading “Where You Can Find More Information” above.

Common Stock

We may sell our no par value common stock. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Debt Securities

Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

Preferred Stock; Depositary Shares

We may sell shares of our no par value preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Units

We may sell any combination of one or more of the other securities described in this prospectus, together as units. In a prospectus supplement, we will describe the particular combination of securities constituting any units and any other specific terms of the units.

RISK FACTORS

An investment in Valley securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in our updates to those Risk Factors in our Quarterly Reports on Form 10-Q following the most recent Form 10-K, and in all other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement. The material risks and uncertainties that management believes affect Valley will be described in those documents. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus is qualified in its entirety by these risk factors.

FORWARD-LOOKING STATEMENTS

This document contains and incorporates by reference certain forward-looking statements regarding the financial condition, results of operations and business of Valley. These statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations.

You may identify these statements by looking for:

•	forward-looking terminology, like “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” or “anticipate;”

•	expressions of confidence like “strong” or “on-going;” or

•	similar statements or variations of those terms.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results the forward-looking statements contemplate because of, among others, the following possibilities:

•	a severe decline in the general economic conditions of New Jersey, the New York Metropolitan area and Florida;

•	unexpected changes in market interest rates for interest earning assets and/or interest bearing liabilities;

•	less than expected cost savings from long-term borrowings that mature from 2015 to 2018;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•	claims and litigation pertaining to fiduciary responsibility, contractual issues, environmental laws and other matters;

•

our inability to pay dividends at current levels, or at all, because of inadequate future earnings, regulatory restrictions or limitations, and changes in the composition of qualifying regulatory capital and minimum capital requirements (including those resulting from the U.S. implementation of Basel III requirements);

•	higher than expected loan losses within one or more segments of our loan portfolio;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments or other factors;

•	unanticipated credit deterioration in our loan portfolio;

•	unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather or other external events;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	an unexpected decline in real estate values within our market areas;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in higher compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	the inability to realize expected revenue synergies from the 1st United Bancorp, Inc. merger in the amounts or in the timeframe anticipated;

•	costs or difficulties relating to the 1st United Bancorp, Inc. integration matters might be greater than expected;

•	inability to retain customers and employees, including those of 1st United Bancorp, Inc.;

•	lower than expected cash flows from purchased credit-impaired loans;

•

cyber attacks, computer viruses or other malware that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data, disable or degrade service, or sabotage our systems; and

•	other unexpected material adverse changes in our operations or earnings.

Valley assumes no obligation for updating its forward-looking statements at any time. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the prospectus supplements. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. See “Where You Can Find More Information” and “Risk Factors” above.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods shown on a consolidated basis.

	Years ended December 31,
	2014	2013	2012	2011	2010
Consolidated Ratios of Earnings to Fixed Charges
Excluding interest on deposits	2.21	2.41	2.60	2.42	2.27
Including interest on deposits	1.87	2.02	2.11	1.95	1.84

Note: The ratio of earnings to fixed charges is calculated by adding income before income taxes plus fixed charges and dividing that sum by fixed charges.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of offered securities for general corporate purposes, including:

•	increasing our regulatory capital levels;

•	refinancing, reduction or repayment of debt;

•	investments in the Bank and our other subsidiaries as regulatory capital;

•	financing of possible acquisitions; and

•	expansion of the business.

The prospectus supplement with respect to an offering of offered securities may identify different or additional uses for the proceeds of that offering.

LEGAL MATTERS

The validity of the securities of Valley offered hereby will be passed upon for Valley by Day Pitney LLP, New York, New York.

EXPERTS

The consolidated financial statements of Valley as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$115,000,000

Valley National Bancorp

4,600,000 Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series A

Joint Book-Running Managers

SANDLER O’NEILL + PARTNERS, L.P.	KEEFE, BRUYETTE & WOODS	RBC CAPITAL MARKETS
A STIFEL COMPANY